As filed with the Securities and Exchange Commission on January 25, 2002

                                                      Registration No. 333-70968
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                            ________________________

                                AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ________________________

                           PRECISION AUTO CARE, INC.
             (Exact name of registrant as specified in its charter)

           VIRGINIA                                54-1847851
  (State or other jurisdiction         (I.R.S. Employer Identification No.)
 of incorporation or organization)


                             748 Miller Drive, S.E.
                            Leesburg, Virginia 20175
                                 (703) 777-9095
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Robert R. Falconi
               Senior Vice President and Chief Financial Officer
                           Precision Auto Care, Inc.
                             748 Miller Drive, S.E.
                            Leesburg, Virginia 20175
                                 (703) 777-9095
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                            Thurston R. Moore, Esq.
                               Hunton & Williams
                                Riverfront Plaza
                              951 East Byrd Street
                           Richmond, Virginia  23219
                                 (804) 788-8200

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
  Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + + may not sell these securities until the registration statement filed with + + the Securities and Exchange Commission is effective. This prospectus is + + not an offer to sell these securities and is not soliciting an offer to + + buy these securities in any state where the offer or sale is not permitted.+
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 SUBJECT TO COMPLETION, DATED JANUARY 25, 2002


                           Precision Auto Care, Inc.


              4,032,723 Shares of Common Stock to be Issued Upon
       Exercise of Non-Transferable Rights of Precision Auto Care, Inc.


     Precision Auto Care, Inc. is distributing subscription rights in this rights offering to persons who owned shares of our common stock on ____________, 2002. During this rights offering, we will issue up to _________ shares of common stock. Shares of our common stock are currently traded on the National Association of Securities Dealers Inc.'s OTC Bulletin Board under the symbol "PACI." On January __, 2002, the last reported sale price of our common stock was $_______ per share.



                                         Per share         Total
                                         ---------         -----

Subscription rights price                $                 $
Proceeds before expenses                 $                 $


     The exercise of the subscription rights involves substantial risk. You should refer to the discussion of material risk factors, beginning on page 6 of this prospectus, prior to making any investment decision with respect to the rights and the underlying common stock.

     You will receive one subscription right for each 2 1/2 shares of common stock that you owned on ________, 2002. Each subscription right entitles you to purchase one share of common stock at the purchase price of $________ per share. If you exercise all of your subscription rights, you also may have the opportunity to purchase additional shares at the same purchase price.


     The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Daylight Time, on __________, 2002.


     The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The rights offering is not being made to, nor will we accept a subscription for common stock from, any person in any jurisdiction in which the rights offering or the acceptance of subscriptions would not be in compliance with the securities or "Blue Sky" laws of the jurisdiction.


                    This prospectus is dated       , 2002.

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY.......................................................   1
RISKS OF INVESTING IN PRECISION AUTO CARE................................   6
     Risks Relating to our Business......................................   6
     Risks Relating to this Offering.....................................  12
A WARNING ABOUT FORWARD-LOOKING STATEMENTS...............................  13
OUR BUSINESS.............................................................  14
     Our History.........................................................  14
     Operations..........................................................  14
THE RIGHTS OFFERING......................................................  20
     The Subscription Rights.............................................  20
     Basic Subscription Privilege........................................  20
     Oversubscription Privilege..........................................  20
     No Recommendations..................................................  21
     Expiration Date.....................................................  21
     Withdrawal Right....................................................  21
     Determination of Subscription Price.................................  21
     Transferability of Subscription Rights..............................  21
     Foreign Addresses...................................................  21
     Exercise of Subscription Rights.....................................  22
     Method of Payment...................................................  22
     Guaranteed Delivery Procedures......................................  22
     Signature Guarantees................................................  23
     Shares Held for Others..............................................  23
     Ambiguities in Exercise of Subscription Rights......................  23
     Regulatory Limitation...............................................  24
     Our Decision Binding................................................  24
     No Revocation.......................................................  24
     Shares of Common Stock Outstanding After the Rights Offering........  24
     Fees and Expenses...................................................  24
     Subscription Agent..................................................  24
     Risk of Loss on Delivery of Subscription Certificates and Payments..  25
IF YOU HAVE QUESTIONS....................................................  26
USE OF PROCEEDS..........................................................  26
PLAN OF DISTRIBUTION.....................................................  27
FEDERAL INCOME TAX CONSIDERATIONS........................................  27
     Taxation of Shareholders............................................  27
     Taxation of Precision Auto Care.....................................  28
STATE AND FOREIGN SECURITIES LAWS........................................  28
INDEMNIFICATION..........................................................  28
LEGAL MATTERS............................................................  29
EXPERTS..................................................................  29
IF YOU WOULD LIKE MORE INFORMATION.......................................  29

                              PROSPECTUS SUMMARY

     This section answers in summary form some questions you may have about Precision Auto Care and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risks of Investing in Precision Auto Care" section and the documents listed under "If You Would Like More Information."

                Questions and Answers About Precision Auto Care

What is Precision Auto Care's business?  (See page 14)


     Precision Auto Care, Inc. (PACI) is a provider of automotive maintenance services with both franchised and company-operated centers located in the United States and in certain foreign countries. Our services are provided to automobile owners and focus on those high frequency items required on a periodic basis to maintain the vehicle properly. We offer these services through four brands that are intended to be complementary:

     . Precision Tune Auto Care (PTAC) provides automotive maintenance services, such as engine performance, oil change and lubrication and brake services, that require relatively short service times. At September 30, 2001, these services were provided at 625 Precision Tune Auto Care centers owned and managed by franchisees and four owned and managed by us.


     . Precision Lube Express provides convenient, fast oil change and lube services. Because Precision Lube Express centers consist of "above ground" configured modular buildings manufactured and sold by us, we believe that operations commence more quickly and with less capital investment than is the case for many competitors. At September 30, 2001, there were 17 Precision Lube Express centers owned and managed by franchisees. In the future, we intend to grow this part of the business primarily through our co-branding relationship with Petro USA, Inc., a subsidiary of Getty Petroleum Marketing, Inc., and potential co-branding relationships with other petroleum retailers.


     . Through HydroSpray Car Wash Equipment, Co., Ltd., one of our subsidiaries, we manufacture, distribute and sell car wash equipment. We believe that the HydroSpray equipment package is a leading car wash equipment package on the market. It includes such unique features as an integrated computer system that controls the auto wash system and allows remote dial-in access for system status reports and the diagnosis of maintenance problems, along with its recently redesigned automatic tower and track that adjusts to the size of each vehicle.


     . Through HydroSpray, we also manufacture and install the modular building and equipment system used by Precision Lube Express centers. We also sell these modular buildings to third parties for various commercial applications.


     The businesses conducted through Hydrospray have been consolidated into one plant in order to run a more efficient and effective manufacturing business. We have disposed of our company-owned Precision Auto Wash centers, which provided self-service automatic car wash services. We believe that our franchising and car wash and modular building manufacturing lines of business provide greater future growth opportunities than the Precision Auto Wash business.


     We also operate a manufacturing facility that produces dryers for car washes. That business is currently being marketed by us for sale, as it does not fit into our future plans. We believe that greater revenues and margins can be realized by investing the proceeds from this sale into our core businesses.

     On January 17, 2002, we sold assets owned by our Mexican subsidiaries, including all licensing and franchising rights, to Shell Autoserv Mexico, S.A. de C.V. for $2.7 million. Shell Autoserv Mexico will pay us addition consideration in the event certain contingencies are met.

     For the three months ended September 30, 2001 and the fiscal year ended June 30, 2001, we had revenues of approximately $5.8 million and $23.2 million, respectively, and net loss of approximately $1.9 million and $18.9 million, respectively.


Where are we located?

     Our executive offices are located at the following address:

                    Precision Auto Care, Inc
                    748 Miller Drive, S.E.
                    Leesburg, VA  20175
                    Telephone:  (703) 777-9095

                Questions and Answers About the Rights Offering

What is a subscription right?  (See page 20)

     We are distributing to you, at no charge, one subscription right for every 2 1/2 shares of common stock that you owned on ________, 2002. Each subscription right entitles you to purchase one share of common stock for $_____ per share. When you "exercise" a subscription right, you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give, sell or otherwise transfer your subscription rights to anybody else. Only you have the right to exercise your subscription rights.


What is a rights offering?

     A rights offering is an opportunity for you to purchase shares of our common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership.

What is the basic subscription privilege?  (See page 20)


     The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $______.

What is the oversubscription privilege?  (See page 20)


     The oversubscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $_____ per share.

What are the limitations on the oversubscription privilege?  (See page 20)



     If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among shareholders who oversubscribed in proportion to the number of shares purchased through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will only receive the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their oversubscription privileges. We will not distribute any fractional subscription rights, but will round the number of oversubscription rights you receive down to the nearest whole number. See "The Rights Offering-Oversubscription Privilege."

Why are we engaging in a rights offering?  (See page 26)


     We are offering the subscription rights to obtain additional working capital. While we believe cash flow from operations will improve, working capital is needed to reduce debt. Our operations have not generated positive cash flow for the past three years. We also will use the capital to pay for legal fees arising from ongoing litigation. With any additional working capital, we plan to work to improve upon services offered to our franchisees, such as a new point-of-sale (POS) system, improved training and a new company intranet. We believe these improvements will improve the level of service that we provide to our franchisees and, as a result, help us grow our franchising business. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. We believe that, if at least 75% of all the subscription rights are exercised, the proceeds from the rights offering, together with funds on hand and anticipated operating revenues, will be sufficient to finance our operations as projected by our business plan for at least the next twelve months. Of course, we still may need to seek additional financing in the future.


How many shares may I purchase?  (See page 20)


     You will receive one subscription right for each 2 1/2 shares of common stock that you owned on ________, 2002. Each subscription right entitles you to purchase one share of common stock for $_____.


     If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed subscription certificate, you may request to purchase as many additional shares as you wish for $_____ per share. While we may be able to honor all of the oversubscription requests, if we cannot, you may not be able to purchase as many shares as you requested by your oversubscription on the certificate. We will not distribute fractional subscription rights, but will round the number of oversubscription rights that you receive down to the nearest whole number. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

How did we arrive at the $________ per share price?  (See page 21)


     In determining the price per share during the rights offering, our Board of Directors considered several factors, including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors. The $______ per share subscription price should not be considered an indication of the actual value of Precision Auto Care or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $______ per share.

How do I exercise my subscription rights?  (See page 22)


     You must properly complete the enclosed subscription certificate and deliver it to our subscription agent before 5 p.m., Eastern Daylight Time, on ________, 2002. The address of our subscription agent is on page 24. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.


How long will the rights offering last?  (See page 21)


     You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., EASTERN DAYLIGHT TIME, ON __________, 2002, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date may be similarly extended.


After I exercise my subscription rights, can I change my mind?  (See page 24)


     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at a price of $_____ per share.

Is exercising my subscription rights risky?


     The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying shares of our common stock, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under the heading "Risks of Investing in Precision Auto Care," beginning on page 6.


Do I have to exercise my subscription rights?

     No.

What happens if I choose not to exercise my subscription rights?

     You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights and other shareholders do, the percentage of Precision Auto Care that you own will diminish and your voting and other rights will be diluted.

Can I sell or give away my subscription rights?  (See page 21)


     No.

What are the federal income tax consequences of exercising my subscription rights? (See page 27)


     The receipt and exercise of your subscription rights are intended to be nontaxable. However, you should seek specific tax advice from your personal tax advisor. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

When will I receive my new shares?

     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after _________, 2002. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may have elected to purchase by exercise of your basic or oversubscription privilege in order to comply with state securities laws.


Can we cancel the rights offering?  (See page 21)


     Yes. Our directors may cancel the rights offering for any reason at any time on or before _________, 2002. If we cancel the rights offering, any money we may have already received from shareholders will be refunded promptly.


How much money will we receive from the rights offering?  (See page 26)


     Our gross proceeds from the rights offering depend on the number of shares that are purchased. If we sell all 4,032,723 shares offered by this prospectus, then we will receive gross proceeds of approximately $__________. Expenses directly associated with this offering are not expected to exceed $55,000.


          How many shares will be outstanding after the rights offering? (See page 24)


     The number of shares of our common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 4,032,723 new shares of common stock during the rights offering, and we will then have approximately 14.2 million shares of common stock outstanding.

What if I have more questions?  (See page 26)


     If you have more questions about the rights offering, please contact our Chief Financial Officer, Robert R. Falconi, at Precision Auto Care, Inc., 748 Miller Drive, S.E., Leesburg, Virginia 20175, Telephone: (703) 777-9095.

                   RISKS OF INVESTING IN PRECISION AUTO CARE

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE AND COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.
YOU SHOULD REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE OTHER INFORMATION, OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.


Risks Relating to our Business

We have limited liquidity prior to this offering.

     We are highly leveraged. At September 30, 2001, we had current assets of approximately $4.6 million and current liabilities of approximately $8.0 million. In September 2000, we refinanced our debt such that we will not have to repay certain related party interest until July 2002 or certain related party principal for the next three years. In September 2001, we were given an extension on the interest that was due on our debt until July 1, 2002. While we believe that the program we have implemented to improve our cash flow in addition to the proceeds from this offering will be sufficient to sustain our current operations, there can be no assurance that we will be able to meet our obligations as they become due without obtaining additional financing, reducing expenditures or selling additional assets. We may not be able to obtain additional financing on terms favorable to us, or at all. We also may not be able to reduce expenditures sufficiently or sell any of our assets on terms favorable to us, if at all, to allow us to fund our operations and meet our obligations as they become due. A failure to fund adequately our operations or meet our obligations as they become due could cause material adverse consequences to our operations.


We have a history of losses.

     Our operations have not generated positive cash flow for the past three years. As of September 30, 2001, we had an accumulated deficit of approximately $55.0 million. While we believe that cash flow from operations will improve, there is no guarantee that our operations will ever be profitable.


We are involved in litigation.

     We are subject to litigation that could have a material adverse impact on our liquidity as follows:

Performance Concepts, Inc. and James E. Radcliffe vs. Precision Tune Auto Care,
-------------------------------------------------------------------------------
Inc. (Circuit Court, 17th Judicial Circuit, Broward County, Florida, filed May
----
4, 1998).

     In response to PTAC's notice of termination of plaintiff's franchise agreement due to certain acts of plaintiff expressly prohibited by the franchise agreement, plaintiff filed suit seeking a temporary injunction to enjoin PTAC from terminating plaintiff's franchise agreement and alleging that PTAC breached its contract with the plaintiffs, breached an implied covenant of good faith and fair dealing, tortiously interfered with business relationship, and slandered the plaintiffs. On November 24, 1999, the court entered a default judgment against PTAC as a result of a finding that PTAC failed to comply with certain orders of the court and submitted the issue of damages to a jury. On March 21, 2000, a jury awarded plaintiff damages in the amount of approximately $841,000. PTAC has appealed the decision to the Fourth District Court of Appeals on a number of grounds. PTAC filed its appellate brief on January 5, 2001. The Fourth Circuit Court of Appeals heard oral arguments on April 24, 2001 but has not issued a ruling as of the date of this prospectus.

Anwar Meherally, Shan Meherally, A. M. Enterprises, Inc., Shanwar WA, Inc. and
------------------------------------------------------------------------------
Car Tune, Inc. v. Precision Auto Care, Inc., Precision Tune Auto Care, Inc., and
--------------------------------------------------------------------------------
PTW, Inc., Superior Court of the State of Washington for the County of King)
---------


     On May 11, 2000, the plaintiffs filed suit against PACI, PTAC and PTW alleging that a 1998 settlement agreement of a prior lawsuit between the parties is voidable because it was obtained through fraud, misrepresentation, and the malicious application of economic duress; that the defendants' actions constituted a failure to act in good faith as required by the Washington Franchise Investment Protection Act; that the defendants violated an implied covenant of good faith and fair dealing in both the area agreement and the settlement agreement; that the defendants' actions violate the Washington Franchise Investment Protection Act; and that the defendants used instrumentalities of interstate commerce in carrying out concerted actions. The plaintiffs seek damages in excess of $5 million (to be trebled under the Washington Franchise Investment Protection Act), attorneys' fees, rescission of the settlement agreement, injunctive relief prohibiting the defendants from stopping the payment of royalties to the plaintiffs under the area agreement and other relief. The defendants filed an answer and affirmative defenses alleging that the plaintiffs breached their agreements and that the 1998 settlement agreements bars the new lawsuit. The defendants also filed a motion for summary judgment seeking dismissal of the lawsuit based on the 1998 settlement agreement. On October 29, 2001, the Court entered an Order granted the defendants' motion for summary judgment in part, dismissing the claims seeking to avoid or rescind the 1998 settlement agreement and dismissing the claims alleging violation of the Washington Franchise Investment Protection Act and the RICO Act. The Court denied the defendants' motion for summary judgment regarding the plaintiffs' claims that the defendants breached the settlement agreement and other claims regarding good faith and fair dealing. On November 8, 2001, the plaintiffs filed a motion for clarification of the Order entered on October 29, 2001, which motion is pending as of the date hereof. Trial is currently scheduled to begin on April 1, 2002.


     Instead of filing a counterclaim in the above action, on July 20, 2001, PTAC filed a separate lawsuit in the U. S. District Court, Eastern District of Virginia (Precision Tune Auto Care, Inc. v. Shanwar WA, Inc. et al.) alleging
          ---------------------------------------------------------
that the Meherallys and their corporations breached their franchise agreements, seeking damages in an amount to be determined and injunctive relief as a result of failure to discontinue use of PTAC's trademarks following termination of franchise agreements. On October 5, 2001, the Court denied the defendants' motion to dismiss PTAC's claims based on the priority of the Washington State action referred to above, and instead ordered the action to proceed in federal court in Virginia. On October 15, 2001, the defendants filed an answer and affirmative defenses based on similar facts and allegations to those alleged in the Washington State action. On January 16, 2002, the Court granted PTAC's Motion for Partial Summary Judgment, determining that the defendants are liable to PTAC, but reserving for trial the amounts to be paid by the defendants. Trial is currently scheduled to begin on March 5, 2002.


Lawrence W. Frakes, and Teresa K. Frakes v. John Garies, William Grimaud,
-------------------------------------------------------------------------
Grimaud Enterprises, Inc., Precision Tune Auto Care, Inc. F/D/B/A Precision
---------------------------------------------------------------------------
Tune, Inc. (Circuit Court of Madison County, Alabama, filed November 3, 1997).
----------


     Plaintiffs allege defendants orally made false material representations about adequate capitalization, access to used equipment, support, and guarantees of expected earnings. Plaintiffs also allege defendants breached their agreement, violated the Deceptive Trade Practices Act of Alabama and participated in a civil conspiracy to defraud. Plaintiffs are seeking judgment for unspecified compensatory and punitive damages. On December 22, 1997, defendants William Grimaud and PTAC filed motions to dismiss. On April 26, 2001, PTAC filed a second motion to dismiss. The Court has scheduled a hearing on the defendants' motions to dismiss for November 15, 2001.


Precision Tune Auto Care, Inc. v. Andhras Corporation, Rambal Anne, Babu Anne,
------------------------------------------------------------------------------
Chad Anne and Sunitha Anne (U.S. District Court, Eastern District of Virginia,
--------------------------
Alexandria Division).


     On January 19, 2001, PTAC filed suit against Andhras Corporation and its stockholders for moneys owed under six franchise agreements totaling over $430,000. About May 17, 2001, Andhras and Rambal Anne filed an Answer and Counterclaim alleging that PTAC breached a settlement agreement that the parties signed in 1998 by converting a Lube Depot located within 1.5 miles of one of Andhras' franchised locations to a Precision brand center, violated the Indiana Franchise Deceptive Practice Act by operating a company-owned center within the exclusive territory of Andhras, and violated the franchise agreements by failing to take action against unknown owner(s) to enjoin use of "Precision Auto Care" in connection with auto repair centers located near Andhras' franchised locations in Indiana. On June 27, 2001, PTAC filed an answer denying the allegations made in the counterclaim.


United Bank, NA v. C. Eugene Deal, Miracle Partners, Inc., and Star Auto Center,
--------------------------------------------------------------------------------
Inc. (Common Pleas Court, Crawford County, Ohio).
------------------------------------------------

     One of our subsidiaries was party to a confessed judgment of approximately $1.3 million. The subsidiary is currently inactive and has no assets. As such, management believes this judgment will have no material impact on our consolidated results of operations.


     Other than the Radcliffe case, we do not believe that any of this litigation will result in material judgments against us. There can be no assurance, however, that these suits will ultimately be decided in our favor. Any one of these suits may result in a material judgment against us, which could cause material adverse consequences to our operations. Although we have a judgment against us in the Radcliffe case and we have reserved for that judgment, we believe that we will ultimately prevail against Radcliffe.

We are not approved to sell Precision Tune Auto Care franchises in certain states.

     We currently are not approved to sell Precision Tune Auto Care franchises in seven states. We have filed for approval in those states and expect to receive approvals in the near future. There can be no guarantee that any of these states will clear us to sell franchises in their state in the near future or at all. In the event that we are not cleared to sell franchises in these states, our business plan to expand our franchising business could be adversely affected.


We have a limited operating history.

     We are in only our fourth year of operations as a combined entity. While our predecessor has been in business since 1976, we, as currently constituted, acquired the majority of our assets in November 1997 as the result of a combination of 10 automotive maintenance services companies in connection with our initial public offering. In August 2000, we made the decision to hire new senior management. The new management is focusing its efforts on improving our financial performance by focusing on the franchising business, reducing operating costs, and improving our operating efficiency at our car wash and modular building manufacturing facility. However, there can be no assurance that we will be able to implement these plans successfully.

The NASDAQ SmallCap Market has delisted our common stock because we do not currently satisfy their listing requirements.

     In May 2001, the NASDAQ SmallCap Market delisted our common stock because we did not satisfy their listing requirements. As a result, we now trade on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board. Like other stocks traded over this quotation system, our common stock is thinly traded, highly volatile and not followed by analysts.

Because our common stock has been delisted from the NASDAQ SmallCap Market, the "penny stock rules" now apply to our common stock.

     Because our common stock was delisted for failure to meet the NASDAQ maintenance requirements, the common stock is subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, relating to "penny stocks." These rules require brokers selling securities subject to these rules to persons other than established customers and institutional accredited investors to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the security. These rules may restrict the ability of brokers to sell our common stock, and thus may have an adverse effect on the liquidity and market price of our common stock.

Investors may face significant restrictions on the resale of our common stock due to the way in which stock trades are handled by broker-dealers.

     Because of large broker-dealer spreads, investors may be unable to sell our common stock immediately back to the broker-dealer at the same price as the broker-dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. The market among broker-dealers may not be active, making it more difficult for investors to sell this stock. Investors in a penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse which may cause investors to lose their investment.

     Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse that could cause investors to lose their entire investment. Such patterns include:

     . control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     . manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     . "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     . excessive and undisclosed bid-ask differentials and mark-ups by selling broker-dealers; and

     . the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, we will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We face extreme competition in the automotive services industry.

     The automotive services industry is highly competitive. Direct competitors exist for each of our businesses, Precision Tune Auto Care, Precision Lube Express and our manufacturing and distribution divisions and subsidiaries.

     We believe that automobile dealerships, including recently emerging national and regional new and used auto dealerships, represent the principal competitors for Precision Tune Auto Care and Precision Lube Express; however, we also compete with national and regional fast oil change and lube companies, major oil manufacturers, local service stations and local, regional and national automobile maintenance and repair service providers. See "Our BusinessCompetition." We believe the principal competitive factors in the markets serviced by each of our business units are location, name recognition and reputation, and quality of service and price.

     We also compete with some of those noted above and with other parties in the sale of franchises. Competitive factors include startup costs, royalty rates, franchisee support and the financial performance of existing centers. With respect to the sales of supplies and equipment for franchisees, competition is based on availability, price, ability to provide prompt delivery and the quality of support services.

     Our manufacturing and distribution division competes with a number of manufacturers and distributors of automotive and car wash supplies and equipment. Many of these competitors are large and have a substantially longer operating history than we do. See "Our Business-Operations-Manufacturing and Distribution."

     Certain competitors in each of the areas discussed above have greater financial resources than we do. There can be no assurance that we or individual Precision centers will be able to compete effectively. See "Our
Business-Competition."

We rely on franchising for a substantial portion of our operating revenues.

     Franchise royalties are a significant component of our revenue base. Therefore, we depend upon the ability of our franchisees to promote and capitalize upon the "Precision" brand and the reputation we believe we enjoy for quality and value. There can be no assurance that we or our area developers will be able to recruit and retain franchisees with the business abilities or financial resources necessary to open Precision Tune Auto Care and Precision Lube Express centers on schedule or that the franchisees will conduct operations profitably. In addition, to the extent that franchisees finance their operations with secured indebtedness, our rights to receive franchise royalties would be effectively subordinated to the rights of franchisees' lenders. See "Our Business-Operations."

Automotive technology advances could adversely affect our operations.

     The demand for the services offered by our Precision Tune Auto Care and Precision Lube Express centers could be adversely affected by continuing developments in automotive technology. Automotive manufacturers are producing cars that last longer and require service and maintenance at less frequent intervals. For example, some manufacturers now recommend that consumers change oil at 10,000 mile intervals and replace spark plugs and other engine components at 100,000 miles, a significant increase from the mileage intervals recommended for earlier models and those currently recommended by most manufacturers. The demand for our services also could be adversely affected by longer and more comprehensive warranty programs offered by automobile manufacturers and other third parties. We believe that a majority of new automobile owners have their cars serviced by a dealer during the period the car is under warranty. In addition, advances in automotive technology may require us to incur additional costs to update our technical training program and upgrade the diagnostic capabilities of our centers.

We rely on an adequate supply of skilled labor.

     The provision of high quality maintenance services by Precision Tune Auto Care centers requires an adequate supply of skilled labor. In addition, the operating costs and operating revenues of such centers may be adversely affected by high turnover in skilled technicians. Trained and experienced automotive technicians are in high demand. Accordingly, a center's ability to increase productivity and revenues could be affected by its inability to maintain the employment of skilled technicians necessary to provide the center's services. There can be no assurance that Precision Tune Auto Care or its franchisees will be able to attract and maintain an adequate skilled labor force necessary to operate these centers efficiently, or that labor expenses will not increase as a result of a shortage in the supply of skilled technicians, thereby adversely impacting our financial performance.

We depend on management and key personnel.

     Our success depends to a significant extent on the performance and continued services of senior management and certain key personnel. Because of the poor financial performance the past few years, a decision was made to hire a new Chief Executive Officer and a new Chief Financial Officer in August 2000.
We do not have employment contracts or non-compete agreements with any of our officers, including either our Chief Executive Officer or Chief Financial Officer. We believe these individuals possess the necessary experience in financing, operating and managing a company intent on improving its financial performance. The loss of the services of one or more of these key employees could have a material adverse impact on our financial condition and results of operations.

The success of our franchising business depends largely upon area developers.

     We rely, in part, on the assistance of area developers to identify and recruit franchisees, to assist in the development of a center, and to support franchisees' continuing operations. Most area development agreements specify a schedule for opening the respective Precision centers in the territory covered by the agreement. In the past, we have selectively agreed to extend or waive the development schedules for certain of our area developers. There can be no assurance that area developers will be able to meet their contractual development schedules. Although we also have added the resources to franchise directly in open areas, the development schedules of our area developers will remain a part of the basis of our expectations regarding the number and timing of new center openings. We have not been able to register our franchise offering in several states because of our poor balance sheet and operating history.

     We will depend on our area developers to work with us as we try to expand our co-branding relationship with Getty Petroleum Marketing and other potential co-branding relationships in their territories. We have encountered some resistance from certain area developers to the introduction of the co-branding relationship in their areas. Certain area developers are concerned that a co-branding relationship will hurt sales in their area for the stores under their purview.

     We believe that we have substantially resolved these concerns. However, there can be no assurance that we will not become subject to legal proceedings or otherwise expend our resources in connection with disputes concerning our ability to offer and sell Precision Tune Auto Care franchises in areas covered by Precision Tune Auto Care area sub-franchise agreements. It also may be difficult for us to enforce our area sub-franchise agreements or to terminate the rights of area sub-franchisees who fail to meet development schedules or other standards and requirements imposed by us, limiting our ability to develop the territories of such sub-franchisees. Any such disputes or difficulties could increase the costs of our operations or otherwise adversely affect our financial condition and results of operations. See "Our Business-Operations."

Portions of our business are seasonal in nature.

     Seasonal changes may impact various sectors of our businesses and, accordingly, our operations may be adversely affected by seasonal trends in certain periods. In particular, severe weather in winter months may make it difficult for consumers in affected parts of the country to travel to Precision Tune Auto Care and Precision Lube Express centers to obtain services. Severe winter weather and rainy conditions also can adversely impact our sale, installation and use of car wash equipment.

We are controlled by our management, directors and principal shareholders.

     As of October 1, 2001, our directors, executive officers and shareholders beneficially owning more than 5% of our outstanding common stock, in the aggregate, beneficially owned approximately 61% of our outstanding common stock. Accordingly, these persons have substantial influence over our affairs, including the ability to influence the election of directors and appointment of management, the outcome of votes by our shareholders on major corporate transactions, including mergers and the sales of substantial assets and other matters requiring shareholder approval.

We are subject to franchising regulations.

     We are subject to federal, international and state laws and regulations, including the regulations of the Federal Trade Commission as well as similar authorities in individual states, in connection with the offer, sale and termination of franchises and the regulation of the franchisor/franchisee relationship. See "Our Business-Government Regulation." Our failure to comply with these laws could subject us to liability to franchisees and to fines or other penalties imposed by governmental authorities. From time to time, we experience periods during which sales are restricted while we register updates of our disclosure material with various states. Such delays may have an adverse effect on our ability to offer and sell franchises. In addition, we may become subject to litigation with, or other claims filed with state, federal or international authorities by, franchisees or area developers based on alleged unfair trade practices, implied covenants of good faith and fair dealing or express violations of agreements. Accordingly, our failure to comply with applicable franchise laws and regulations could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental regulations.

     Precision Tune Auto Care and Precision Lube Express centers store new oil and handle large quantities of used automotive oils and fluids. Precision Auto Wash centers used chemicals in the washing process. These chemicals, along with oils, fluids and other chemicals washed off of the vehicle were collected with the waste water from the car wash process. As a result of these activities, we, our franchisees and area developers are subject to various federal, state and local environmental laws and regulations dealing with the transportation, storage, presence, use, disposal and handling of hazardous materials and hazardous wastes, discharge of stormwater, and underground fuel storage tanks. If any such substances were improperly released or improperly stored on our property or the property of any franchisee, including leased properties, or we were found to be in violation of applicable environmental laws and regulations, we could be responsible for clean-up costs, property damage and fines or other penalties, any one of which could have a material adverse effect on our financial condition and results of operations. See "Our Business-Government Regulation."

Our international operations subject us to additional risks.

     International operations comprised approximately 20% of our consolidated net revenue during the fiscal year ended June 30, 2001. International operations are subject to risks such as currency exchange rate fluctuations, unique legal and regulatory requirements, political and economic uncertainties, difficulties in staffing and managing foreign operations, differences in financial reporting, differences in the manner in which different cultures do business, operating difficulties and other factors. The many difficulties and risks inherent in international operations could result in a material adverse impact on our business, financial condition and results of operations.

Risks Relating to this Offering

This offering may dilute your percentage ownership of Precision Auto Care.

     If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of Precision Auto Care relative to shareholders who exercise their subscription rights. For example, if you own 250,000 shares of common stock before the rights offering, or approximately 2.5% of the equity of Precision Auto Care, and exercise none of your subscription rights, your percentage ownership will be reduced to approximately 1.8% if all other subscription rights are exercised.

If you exercise your subscription rights, you may become obligated to purchase shares of our common stock at a price higher than the market price of our common stock.

     The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of the common stock decreases below $_________, then you will have committed to buy shares of common stock at a price above the prevailing market price. Following the exercise of your subscription rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing the shares of Precision Auto Care common stock you purchased are delivered, which will be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

Once you exercise your subscription rights, you cannot change your mind, but we may cancel the rights offering.

     Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither the subscription agent nor we will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

The subscription price determined for this offering is not an indication of our value.

     Our Board of Directors set the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value. See "The Rights Offering-Determination of Subscription Price."

Your ability to influence the outcome of transactions could be limited because insiders have and will continue to have substantial control over us after this offering.

     As of October 1, 2001, our officers and directors as a group owned approximately 47% of our common stock. Our officers and directors as a group hold options to purchase shares of common stock presently exercisable for an aggregate of 453,991 shares of common stock, which, if exercised prior to the rights offering, would increase their aggregate ownership of our common stock to approximately 50%. However, currently none of our officers or directors intend to exercise any of the options to purchase common stock because the exercise price of each option is greater than the trading price of our common stock. The rights offering could result in our officers and directors as a group owning approximately 64% of our outstanding common stock following the completion of this rights offering, assuming no other shareholder exercises his, her or its subscription rights in this rights offering. If this were the case, our officers and directors as a group would be able to exercise almost exclusive control over all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations.

You will need to act promptly and follow instructions carefully if you want to exercise your rights.

     Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, American Stock Transfer & Trust Company, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor American Stock Transfer & Trust Company undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and documents incorporated by reference in the prospectus contain forward-looking statements within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934. These statements are based on our current expectations, estimates and projections. Statements that are not historical facts are forward-looking statements and typically are identified by words like "believe," "anticipate," "could," "estimate," "expect," "intend," "plan," "project," "will" and similar terms. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


     Important factors that may impact our actual results include:

     .    business conditions and the general economy,

     .    the federal, state and local regulatory environment,

     . increased competitive pressure in the automotive after-market services business,

     .    significant automotive technology advances,

     .    management's ability to execute our business plan,

     .    our ability to sell franchises in each state and

     . the other factors described in this prospectus under the heading "Risks of Investing in Precision Auto Care."

     In addition to the risks and uncertainties discussed in this prospectus, you can find additional information concerning risks and uncertainties that could cause actual results to differ materially from those projected or suggested in the forward-looking statements in our filings with the Securities and Exchange Commission and in our Annual Report on Form 10-K for the year ended June 30, 2001. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on these statements.

                                 OUR BUSINESS

     Precision Auto Care, Inc. is a provider of automotive maintenance services with both franchised and company-operated centers located in the United States and in certain foreign countries. Our services are provided to automobile owners and focus on those high frequency items required on a periodic basis to maintain the vehicle properly. We offer these services through four brands that are intended to be complementary: Precision Tune Auto Care, Precision Lube Express, HydroSpray and Precision Building Solutions.

Our History

     We were incorporated as a Virginia corporation in April 1997, but through predecessors have been in the automotive maintenance services business for over twenty years. The first Precision Tune was established in 1976 to provide quick, convenient and inexpensive engine tune-ups. Franchising of Precision Tune centers began the next year. As automotive technology changed, Precision Tune expanded its menu of offered automotive maintenance services to include oil changes, fuel injection service, air conditioning service, cooling system service, brake service and other diagnostic services. In September 1996, the Precision Tune brand name was changed to Precision Tune Auto Care to reflect the shift in emphasis.

     We are the result of the November 1997 combination of WE JAC Corporation (the owner of Precision Tune Auto Care) and nine other automotive maintenance services companies in connection with our initial public offering. In March 1998, we acquired the holder of the master franchise agreement for Precision Tune Auto Care in Mexico and Puerto Rico.

Operations

Precision Tune Auto Care

     Precision Tune Auto Care is an automotive maintenance service provider specializing in quality maintenance services that require relatively short service times. At September 30, 2001, these services were provided at 625 Precision Tune Auto Care centers owned and managed by franchisees and four owned and managed by us. The automotive care services provided by Precision Tune Auto Care centers include the diagnosis, maintenance and repair of ignition systems, fuel systems, computerized engine control systems, cooling systems, starting/charging systems, emissions control systems, engine drive train systems, electrical systems, air conditioning systems, oil and other fluid systems, and brake systems.


     Prototype Center. The current prototype Precision Tune Auto Care center is a free-standing building with six to eight service bays, two to four of which are drive-through and include pits to facilitate fast oil change and lubrication services. Franchisees typically develop Precision Tune Auto Care centers either by entering into a build-to-suit lease, under which the landlord constructs the center and leases it to the franchisee, or by purchasing land and building the facility. We typically seek sites in commercial areas with a minimum population of 50,000 people within a five mile radius and 24-hour drive-by traffic of at least 20,000 cars. Exclusive of real estate, the estimated capital required to open a prototype Precision Tune Auto Care center ranges from $143,000 to $208,000.

     Retail Marketing. Precision Tune Auto Care's marketing objectives at the retail level are to increase sales, enhance first-time customers' experiences, and bolster customer retention efforts. To further these objectives, Precision Tune Auto Care has developed and implemented a marketing plan containing programs and materials for use by Precision Tune Auto Care centers. The plan includes targeted marketing programs designed to reach key market segments, in-store merchandising materials designed to enhance retail sales and first time customer trials, and other local marketing materials (e.g., second car discounts, service reminder cards, and ATM receipt coupons) designed to generate customers and improve customer retention.

     Training and Operational Support. A significant element of Precision Tune Auto Care's commitment to service is its training program for franchisees. New franchisees are required to successfully complete over 40 hours of initial training at our national training center in Leesburg, Virginia. We also offer a full line of technical training, including courses on engine performance, fuel systems and emissions, automotive electronics, fuel injection, and brake certification. These courses, which include both classroom and hands-on training, are designed to allow franchisees and service center technicians to maintain and update their technical capability to service today's more technically complex vehicles. Upon opening a new center, training crews are onsite for at least the first two business days to assist in the startup process.

     Franchise Marketing. We (through a predecessor company) have marketed franchises for Precision Tune Auto Care centers since 1977. Our franchise sales process includes advertising in appropriate franchise and business publications, conducting franchise sales seminars, and maintaining a home page on the Internet through which interested parties may submit a franchise inquiry. Prospective franchisees are asked to complete a Confidential Qualifications Report, which serves as the initial screening to determine whether a prospect is qualified.
We seek individuals with management experience who will commit full time to the operation of their franchise and who have a minimum of $50,000 and $150,000 in liquid assets and net worth, respectively.

     Precision Tune Auto Care's area development system has played a significant role in our franchise development efforts. Under this system, Precision Tune Auto Care has entered into area development agreements that grant area developers the right and obligation to develop franchises on Precision Tune Auto Care's behalf within specific geographic regions for stated periods of time. Franchise agreements within the area are between us and the franchisee. The area developer typically receives up to one-half of the initial franchise fee, one-half of the subsequent royalty revenues and one-half of franchise renewal and transfer fees. After the creation of a franchise, the area developer performs most of Precision Tune Auto Care's franchise obligations. As of September 30, 2001, 21 area developers and their affiliates had an ownership interest in approximately 31% of the total number of Precision Tune Auto Care centers.

     Open Area Development. Precision Tune Auto Care's current strategy is also to pursue the direct development of open areas in which area developers have not been granted rights. To facilitate this strategy, we have formed a franchise development team to pursue Precision Tune Auto Care's open area development plan. This plan, which includes direct franchising, addresses such factors as market demographics, development resources (e.g., advertising and public relations vehicles and developers of commercial real estate), criteria for initial center development, and criteria for additional center development. Based on these factors, a specific expansion strategy for each target area is developed. We believe that significant expansion potential exists in areas not controlled currently by area developers.

Precision Lube Express

     We are the franchisor of centers that provide fast automobile oil change, lubrication, filter replacement and related basic services. Precision Lube Express centers also check and fill vital fluids, and conduct vehicle safety inspections, including inspection of exhaust systems. Precision Lube Express offers its customers air filters, PCV valves, breather filters, wiper blades and assorted engine additives. Precision Lube Express centers top off vital fluids between customer's oil changes at no charge. We have sold all the centers we previously owned and managed in fiscal year 2001. As of September 30, 2001, there were 16 Precision Lube Express centers owned and managed by franchisees under varying forms of agreements.


     We believe that the "above-ground" configuration of the modular Precision Lube Express building manufactured and sold by us enables Precision Lube Express operators to commence operations more quickly and with lower levels of initial investment than many of its competitors. Unlike traditionally constructed fast oil change and lube centers which include an in-ground service pit, our modular centers can be relocated or expanded quickly. In addition, the modular Precision Lube Express building can be located on a relatively small piece of property. Unlike certain of its competitors, Precision Lube Express centers generally do not perform differential fluid changes, radiator flushes or other automotive maintenance or repair work. Accordingly, we believe that this enables Precision Lube Express operators to provide services more inexpensively than their competitors because Precision Lube Express operations require less skilled labor. Because the Precision Lube Express building is modular and relatively small, it can sometimes be located on the same site as other retail locations.

     Precision Lube Express marketing emphasizes the basic "hassle-free" fast oil change and lube services provided by Precision Lube Express.

     Prototype Center. The prototype Precision Lube Express Center consists of a one or two bay unit. The size of the site will depend on the size of the center, with 50 feet by 100 feet the minimum space required for a one-bay unit. Exclusive of real estate, the estimated initial investment to open a Precision Lube Express prototype center ranges from $139,000 to $276,500.

     Retail Marketing. We believe that Precision Lube Express will enjoy significant benefits from consumer recognition of the "Precision" brand name. We believe retail sales should be further stimulated by cross marketing opportunities generated through Precision Lube Express's association with Precision Tune Auto Care.

     Specific marketing initiatives at the retail level include (i) VIP cards, granting customers special rates and other benefits, (ii) point-of-sale marketing materials, including frequent usage cards that provide customers with free oil changes to encourage repeat business, (iii) radio and print media advertising, and (iv) direct mail marketing.

     Training and Operational Support. Precision Lube Express provides over 40 hours of training that franchisees are required to complete successfully before opening a Precision Lube Express center. The program addresses computer system operations, lubrication equipment training, center operations, customer service, and advertising.

     We actively support our Precision Lube Express franchisees. Each center receives operational visits similar to Precision Tune Auto Care centers and are included in "mystery shopper" and customer service programs. Field operations, marketing and training support are provided using the existing Precision Tune Auto Care structure, with area developer personnel or corporate personnel, as applicable.

     Franchise Marketing. Prospective Precision Lube Express franchisees are recruited and granted franchises in accordance with the same processes and techniques that are used to recruit and license prospective Precision Tune Auto Care franchisees.

Manufacturing and Distribution

     In fiscal year 2001, our manufacturing and distribution operations accounted for approximately 33% of our revenues. We did not rely heavily on any single supplier for the supply of any materials, such as oil, equipment or raw materials or components we utilized in our manufacturing operations.

     In August 2000, we made the decision to change our senior management and hired a new Chief Executive Officer and Chief Financial Officer. The new management plans to focus on our franchising operations and in so doing will be selling some of the manufacturing facilities while taking the necessary actions to improve the efficiency of the other manufacturing entities.

     HydroSpray Car Wash Equipment Co., Ltd., one of our subsidiaries, manufactures and installs the modular building and equipment system used by Precision Lube Express centers. HydroSpray conducts these manufacturing operations at a 27,000 square foot facility located in Mansfield, Ohio. HydroSpray also sells its modular buildings to third parties for various commercial applications. The buildings are delivered, installed, field-tested, and outfitted with all of the supplies and tools necessary to commence operations immediately. Most installations are complete within three to five business days from the date of receipt, thus providing competitive time and cost advantages over traditional construction. HydroSpray purchases parts from third-party suppliers which are manufactured to the HydroSpray's specifications.


     HydroSpray also manufactures, distributes and sells car wash equipment. We believe that the HydroSpray equipment package is a leading car wash equipment package on the market. It includes such unique features as an integrated computer system that controls the auto wash system and allows remote dial-in access for system status reports and the diagnosis of maintenance problems along with its recently redesigned automatic tower and track that adjusts to the size of each vehicle. HydroSpray's operations principally include the assembly of parts that have been manufactured by suppliers to HydroSpray specifications. This assembly process had formerly been conducted at HydroSpray's 40,000 square foot manufacturing facility located in Cedar Falls, Iowa.


     In March 2001, we decided to consolidate the HydroSpray operations with those of another subsidiary, Precision Building Solutions Incorporated (PBSI), and moved the assembly process to Columbus, Ohio. As a result, we have sold the HydroSpray plant in Cedar Falls, Iowa. In connection with this consolidation, we recently merged HydroSpray into PBSI to form a single entity to conduct these businesses. As a part of this merger, we have agreed to issue stock constituting 20% of this entity to Ernest Malas, a consultant primarily responsible for the execution of our business plan with respect to these businesses. Mr. Malas was a director of the company from April 2000 until his resignation on November 7, 2000.


     Worldwide Drying, one of our subsidiaries, manufactures and distributes drying systems for installation in automatic car washes. Worldwide's operations are conducted out of a 9,600 square foot leased plant outside Denver, Colorado. We intend to sell Worldwide in an effort to focus our attention on the franchising business and the car wash and modular building manufacturing business.

     We are not dependent upon any single supplier, and the parts and materials we use in connection with our manufacturing process can be obtained from a variety of suppliers.

Franchising Activities

     Precision Tune Auto Care. As of September 30, 2001, substantially all of our Precision Tune Auto Care centers were owned and managed by franchisees. Precision Tune Auto Care's franchises have been sold during the preceding years under franchise agreements that vary in detail as the Precision Tune Auto Care's franchise program has evolved. Royalty rates in existing franchise arrangements range from 6% to 7.5%. Currently, Precision Tune Auto Care's standard franchise agreement requires payment to us of an initial franchise fee of $25,000 and a continuing royalty of 7.5% of weekly gross receipts. In addition, the franchisee is required to contribute to or expend 9% of weekly gross receipts on advertising, 1.5% of which is currently paid into the national advertising fund and 7.5% of which is spent locally. The current standard form franchise agreement has an initial term of ten years and provides for five-year renewal options.


     We have implemented a program under which qualified franchisees are eligible to have their royalty rate reduced to 6% if they satisfy certain criteria. Under the program, franchisees are also provided with an incentive to purchase additional Precision Tune Auto Care franchises. Any franchisee who has owned and managed a center for at least one year in accordance with this program will be charged an initial franchise fee of $15,000 for a second franchise and $10,000 for each additional franchise purchased, provided certain conditions are met.


     Under our current form of franchise agreement, we have a continuing obligation to provide technical and administrative support, supervisory services, centralized advertising, and training and related support to our franchisees. In certain regions, we have delegated these duties to area developers under our area developer system.

     Upon non-renewal and transfer, we have the first right to purchase the operating assets and obtain an assignment of leased facilities in certain cases. In certain situations, we will repurchase franchise rights. The decision to repurchase is made solely at our discretion and is not a contractual obligation. We also periodically obtain possession of some franchisees' franchise rights by exchanging for such rights notes payable or other consideration, or by exercising rights outlined in the franchise agreements.

     We also enter into master franchise agreements to develop international markets. At the present time, we have master franchise agreements in Taiwan, Indonesia, Oman, the Bahamas, Jamaica, the Dominican Republic, Peru, Brazil, El Salvador, Gautemala, Honduras and Portugal. Generally, the master franchisee pays a license fee and is required to develop Precision Tune Auto Care centers in accordance with an agreed upon schedule within the defined area. Franchise agreements within the area are between the master franchisee and the unit franchisee. The master franchisee is required to perform all of the obligations of the franchisor including training, administrative and operational support, and we generally receive 20% of the initial franchise fee and up to one-third of ongoing royalty fees.

     Precision Lube Express. The standard franchise agreement for Precision Lube Express franchisees requires the payment of an initial franchise fee of $12,500. Franchisees are required to pay continuing royalties of 5% of weekly gross receipts. Precision Lube Express franchisees also are required to contribute an amount equal to 2% of their monthly gross receipts to a national advertising cooperative. The franchise agreements have an initial term of ten years and provide for five-year renewal options. Certain Precision Lube Express franchise agreements (principally those inherited in connection with our initial public offering) have terms that vary with the standard agreement now in use.

     Sale of Assets of Mexican Subsidiaries. On January 17, 2002, we sold assets owned by our Mexican subsidiaries, including all licensing and franchising rights, to Shell Autoserv Mexico, S.A. de C.V. for $2.7 million. Shell Autoserv Mexico will pay us addition consideration in the event certain contingencies are met.


Co-Branding

     On March 20, 2000, we entered into an agreement with Petro USA, Inc., a subsidiary of Getty Petroleum Marketing, Inc., to provide Getty's dealers with the opportunity to host a Precision Tune Auto Care franchise or Precision Lube Express franchise. This co-branding program involves a planned association of two distinct brands, which are typically associated with different business
concepts.   At September 30, 2001, there were four Getty stores that were hosting Precision Tune Auto Care centers and one Getty store that was hosting a Precision Lube Express center.


     We expect that we will enter into other similar alliance agreements or other related agreements, where our franchised businesses will be the secondary tenant at the primary tenant's location. The co-branding program may have separate agreements with the primary tenant's organization or its affiliates to assist Precision Tune Auto Care in the offer of franchises to the primary tenants and the provision of services. We expect that these co-branding opportunities will be with other providers of automotive services not similar to our own, such as gasoline stations, detail, paint and body work stations, tire shops, glass shops, and muffler shops. Due to the nature of these co-branding relationships, we expect to modify our standard form of franchise agreement to reflect the differences or similarities between our businesses. Some of these primary tenants may be in direct competition with us and may choose not to franchise their particular location. Additionally, we make the final decision as to entering into a franchise agreement with a primary tenant.

Competition

     We encounter competition in all aspects of our business, including the sale by Precision Tune Auto Care and Precision Lube Express centers of automotive maintenance and repair services, self-service and automatic car wash equipment and fast oil and lubrication services, respectively. We believe that automobile dealerships, including recently emerging national and regional new and used auto dealerships, represent Precision Tune Auto Care's principal competitors. Other Precision Tune Auto Care competitors include tire companies and regional under-the-hood service specialists. National competitors within Precision Tune Auto Care's market include Sears Auto Center and the automotive maintenance centers operated by Goodyear, Firestone and Penske, among others. Our regional competitors include All Tune and Lube (East Coast), Econo Lube N' Tune (West Coast), Tunex International, Inc. (Rocky Mountain region), Tune-Up Masters and Speedee Oil Change and Tune-Up (Southern region), among others. We believe that the greater technical complexity of today's vehicles provides a substantial barrier to entry for competitors in the "under-the-hood" segment of the automotive care services industry.

     Precision Lube Express also competes in the service segment of the automotive aftermarket industry. According to the American Oil Change Association, an estimated 650 million oil changes are performed annually in cars and light trucks. These oil changes are performed by individuals or are performed professionally. Professional oil changes are performed in all types of automotive aftermarket outlets including fast oil change and lubrication facilities such as those operated by us, car dealerships, and gasoline stations. On a national level, Precision Lube Express competes with a number of major oil manufacturers dominating the fast lube market. These include Pennzoil Company (Jiffy Lube International, Inc. and Q-Lube Inc.), Valvoline Company/Ashland Oil Inc. (Instant Oil Change) and Texaco Inc. (Express Lube), among others. In addition, Precision Lube Express competes with regional fast oil and lubrication operations, including All Tune and Lube, Econo Lube N' Tune, Tunex International Inc. and Speedee Oil Change and Tune-Up, among others.

     We believe that the Precision Tune Auto Care and Precision Lube Express centers all compete on the basis of customer awareness through advertising, service, convenience and location and, to a lesser extent, on price. We believe that the potential ability to offer all of the services provided by each of the operations at one center or in centers in close proximity to one another will be a significant competitive advantage.

     Our HydroSpray subsidiary competes with many other manufacturers of self-service and touchless automatic car wash equipment. Many of these competitors are larger and well-established. Our competitors include, but are not limited to, Mark VII Industries, Inc., Ryko Manufacturing Company, PDQ Manufacturing Inc. and many smaller businesses. Some of these companies are well capitalized and have long standing relationships with large oil companies who frequently purchase their equipment for installation at car washes located on or adjacent to gasoline stations.

Governmental Regulation

     Franchising Regulation. We are subject to federal, international and state laws and regulations, including the regulations of the Federal Trade Commission as well as similar authorities in individual states, in connection with the offer, sale and termination of franchises and the regulation of the franchisor/franchisee relationship. From time to time, we experience periods during which sales are restricted while we register updates of our disclosure material with various states. Such delays may have an adverse effect on our ability to offer and sell franchises. In addition, we may become subject to litigation with, or other claims filed with state, federal or international authorities by, franchisees or area developers based on alleged unfair trade practices, implied covenants of good faith and fair dealing or express violations of agreements. The failure by us to comply with these laws could subject us to liability to franchisees and to fines or other penalties imposed by governmental authorities and could have a material adverse effect on our financial condition and results of operations.

     Environmental Regulation. Precision Tune Auto Care and Precision Lube Express centers store new oil and handle large quantities of used automotive oils and fluids. Precision Auto Wash centers used chemicals in the washing process. These chemicals, along with oils, fluids and other chemicals washed off of the vehicle were collected with the waste water from the car wash process. As a result of these activities, we, our franchisees and area developers are subject to various federal, state and local environmental laws and regulations dealing with the transportation, storage, presence, use, disposal and handling of hazardous materials and hazardous wastes, discharge of stormwater, and underground fuel storage tanks. If any such substances were improperly released or improperly stored on our property or the property of any franchisee, including leased properties, or if we were found to be in violation of applicable environmental laws and regulations, we could be responsible for clean-up costs, property damage and fines or other penalties, any one of which could have a material adverse effect on our financial condition and results of operations.

Trademarks

     We have registered (subject to certain limited exceptions) a number of trademarks and service marks with the United States Patent and Trademark Office, including "Precision Tune Auto Care" and "Precision Lube Express." Our failure to obtain trademark and service mark registration could have a material adverse effect on our operations. We have also registered and made application to register trademarks in foreign countries where master franchise licenses have been granted.

Seasonality

     Seasonal changes may impact various sectors of our businesses and, accordingly, our operations may be adversely affected by seasonal trends in certain periods. In particular, severe weather in winter months may make it difficult for consumers in affected parts of the country to travel to Precision Tune Auto Care and Precision Lube Express and obtain services. Severe winter weather and rainy conditions also can adversely impact our sale, installation and use of car wash equipment.

                              THE RIGHTS OFFERING

     BEFORE EXERCISING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISKS OF INVESTING IN PRECISION AUTO CARE" BEGINNING ON PAGE 6.


The Subscription Rights

     We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock on _______, 2002, at no cost to the shareholders. We will give you one subscription right for each 2 1/2 shares of common stock that you owned on _______, 2002. Each subscription right will entitle you to purchase one share of common stock for $____. If you wish to exercise your subscription rights, you must do so before 5 p.m., Eastern Daylight Time, on ________, 2002. After that date, the subscription rights will expire and will no longer be exercisable.


Basic Subscription Privilege

     Each subscription right will entitle you to receive, upon payment of $_____, one share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after _______, 2002, whether you exercise your subscription rights immediately prior to that date or earlier.

Oversubscription Privilege

     Subject to the allocation described below, each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all oversubscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), and in proportion to the number of shares you purchased through your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will only receive the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their oversubscription privileges. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of oversubscription rights down to the nearest whole number. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

     As soon as practicable after ________, 2002, American Stock Transfer & Trust Company, the subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date of the offering, which is _________, 2002, unless the offering is extended. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all shares to shareholders who elect to participate in the rights offering, including shares that we issue with respect to your basic or oversubscription privilege, in order to comply with state securities laws. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the subscription agent and to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.


No Recommendations

     We are not making any recommendation as to whether or not you should exercise your subscription rights. In making any investment decision to exercise rights, you must consider your own best interests. None of the members of our Board of Directors makes any recommendation as to whether you should exercise your rights.

Expiration Date

     The rights will expire at 5 p.m., Eastern Daylight Time, on ________, 2002, unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the expiration date will similarly be extended. If you do not exercise your basic subscription privilege and oversubscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID.
We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described later in this prospectus.


Withdrawal Right

     Our directors may withdraw the rights offering in their sole discretion at any time prior to or on _______, 2002, for any reason, including a change in the market price of the common stock. If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.


Determination of Subscription Price

     In determining the price per share during the rights offering, our Board of Directors considered several factors, including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock and the level of risk to our investors. The $______ per share subscription price should not be considered an indication of the actual value of Precision Auto Care or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $______ per share.

Transferability of Subscription Rights

     Only you may exercise the basic subscription privilege and the oversubscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the oversubscription privilege.

Foreign Addresses

     We are mailing subscription certificates to all shareholders of record as of __________, 2002, including those shareholders whose addresses are outside the United States or who have an Army Post Office (APO) or Fleet Post Office
(FPO) address. We will not bear any responsibility for those shareholders who do not receive their subscription certificates prior to the expiration date.

Exercise of Subscription Rights

     You may exercise your subscription rights by delivering to the subscription agent on or prior to __________, 2002:



     .    a properly completed and duly executed subscription certificate;

     .    any required signature guarantees; and

     . payment in full of $______ per share of common stock to be purchased through the basic subscription privilege and the oversubscription privilege.

You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

Method of Payment

     Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to "AMERICAN STOCK TRANSFER & TRUST COMPANY, AS SUBSCRIPTION AGENT" or by wire transfer of immediately available funds. If you are purchasing an aggregate number of shares of common stock totaling $_________ or more, we may agree to an alternative payment method. If you use an alternative payment method, the subscription agent must receive the full amount of your payment in currently available funds within one over-the-counter (OTC) trading day prior to _________, 2002. Payment will be deemed to have been received by the subscription agent only upon:


     (A)  clearance of any uncertified check;

     (B) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any postal, telegraphic or express money order, or any funds transferred by wire transfer; or

     (C) receipt of funds by the subscription agent through an alternative payment method as described above.

     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of ________, 2002, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.


Guaranteed Delivery Procedures

     If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior to ________, 2002, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:


     (1) You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the oversubscription privilege, on or prior to _________, 2002;


     (2) You send, and the subscription agent receives, on or prior to ________, 2002, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the oversubscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three OTC trading days following the date of the notice of guaranteed delivery; and

     (3) You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three OTC trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (718) 234-5001. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading "Subscription Agent."

Signature Guarantees

     Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of these subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Shares Held for Others

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of these shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

     If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of commons stock in the following order:

     (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

     (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

     (3) to subscribe for additional shares of common stock pursuant to the oversubscription privilege, subject to any applicable proration.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

     We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in states or other jurisdiction if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction. We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control these shares if, at the time the subscription rights expire, you have not obtained this clearance or approval.

Our Decision Binding

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within any time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in this exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within any time as we determine in our sole discretion. Neither Precision Auto Care nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give this notification.

No Revocation

     After you have exercised your basic subscription privilege or oversubscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

     No adjustments will be made in connection with the rights offering to any options issued by us under our stock incentive plans or to the number of shares reserved for issuance under any of our stock incentive plans.

Shares of Common Stock Outstanding After the Rights Offering

     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 14.6 million shares of common stock will be issued and outstanding. This would represent a 40% increase in the number of outstanding shares of common stock as of the date of this prospectus. IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE, YOUR PERCENTAGE OF OUR COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

     We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Precision Auto Care nor the subscription agent will pay these expenses.

Subscription Agent

     We have appointed American Stock Transfer & Trust Company, as subscription agent for the rights offering. The subscription agent's address for packages sent:

BY FIRST CLASS MAIL OR REGISTERED MAIL:

          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY  10038

BY HAND:

          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY  10038

BY OVERNIGHT DELIVERY:

          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY  10038

     The subscription agent's telephone number is (718) 921-8200 and its facsimile number is (718) 234-5001. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and specified expenses of the subscription agent, which we estimate will total $8,000. We have also agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

Risk of Loss on Delivery of Subscription Certificates and Payments

     Each holder of rights bears all risk of the method of delivery to American Stock Transfer & Trust Company of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to American Stock Transfer & Trust Company and clearance of payment prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

                                   IMPORTANT

     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE AND YOU BEAR THE RISKS ASSOCIATED WITH THIS DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO ____________, 2002. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                             IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact us at:

          Precision Auto Care, Inc.
          748 Miller Drive, S.E.
          Leesburg, Virginia 20175
          Attn:  Robert R. Falconi
          Telephone:  (703) 777-9095

                                USE OF PROCEEDS

     We are offering the subscription rights to obtain additional working capital. Our operations have not generated positive cash flow for the past three years. While we believe cash flow from operations will improve, working capital is needed to reduce debt. We will also use the capital to pay for legal fees arising from ongoing litigation. With any additional working capital, we plan to work to improve upon services offered to our franchisees, such as a new point-of-sale (POS) system, improved training and a new company intranet. We believe these improvements will improve the level of service that we provide to our franchises and, as a result, help us grow our franchising business.


     The following table demonstrates our expected use of proceeds based upon the amount of proceeds that we receive in this offering:




                                                                    Proceeds from the Offering (1)
                                              ------------------------------------------------------------------------
Use of Offering Proceeds                      $250,000        $500,000        $750,000      $1,000,000      $1,400,000
--------------------------------------        --------        --------        --------      ----------      ----------
Net Proceeds from Offering (2)                $195,000        $445,000        $695,000      $  945,000      $1,345,000
Reduction of Debt (3)                         $195,000        $300,000        $300,000      $  300,000      $  300,000
Legal Fees from Ongoing Litigation                  --        $145,000        $300,000      $  300,000      $  300,000
Improvement of Services                             --              --        $ 95,000      $  345,000      $  745,000


(1) Based on an assumed offering price of $.35, the last reported sale price of our common stock on January 14, 2001.
(2)  After deduction of an estimated $55,000 in offering expenses.
(3) This debt represents a subordinated debenture that was executed in October 1998 for an original amount of $2 million with a limited liability company composed of some of the members of our board of directors. In February 2001, we renegotiated the terms of this subordinated debenture. Under the terms of the renegotiation, the LLC agreed to waive all of the interest that had been accrued to date. In exchange, we agreed to begin making payments to the LLC so that the LLC would be completely paid by May 2002. The current outstanding balance due under this debenture is $1,325,000.


     If we receive proceeds less than $500,000 in this offering, or if we fail to attain sufficient revenue levels, we may require additional capital. We cannot assure you that any additional capital we may need will be available on satisfactory terms. In the event that we do not raise sufficient proceeds in this offering for our intended uses, we believe that sales of some of our assets from our non-core businesses, including the manufacturing facility that produces dryers for car washes that we are currently marketing for sale, will yield proceeds sufficient for these intended uses.

                             PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offer and no commissions, fees or discounts will be paid in connection with this offering. None of our officers and other employees will receive any commissions or compensation for these services other than their normal employment compensation.

     On or about __________, 2002, we will distribute the subscription rights and copies of this prospectus to individuals who owned shares of common stock on ___________, 2002. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it, with payment for the shares, to the subscription agent at the address on page 24. See "The Rights Offering -- Exercise of Subscription Rights." If you have any questions, you should contact our Chief Financial Officer, Robert R. Falconi, at the telephone number and address on page 26.


     We have agreed to pay the subscription agent a fee of approximately $7,500 plus expenses and have agreed in some cases to indemnify the subscription agent from any liability it may incur in connection with this rights offering. We estimate that our total expenses in connection with the rights offering will be $55,000.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the material federal income tax considerations of the rights offering to you and to Precision Auto Care. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular may not address federal income tax consequences applicable to shareholders subject to special treatment under federal income tax law, for example, dealers in securities, life insurance companies, and tax-exempt organizations. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.

     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Taxation of Shareholders

Receipt of a Subscription Right

     You will not recognize any gain or other taxable income upon receipt of a subscription right.

Tax Basis and Holding Period of Subscription Rights

     Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

     If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero and the tax basis of your common stock will not change, unless you elect, by attaching an irrevocable election statement to your federal income tax return for 2001, to allocate tax basis to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis and the tax basis of your common stock will not change.

     Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

Expiration of Subscription Rights

     You will not recognize any loss upon the expiration of a subscription right.

Exercise of Subscription Rights

     You generally will not recognize a taxable gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Taxation of Precision Auto Care

     We will not recognize any taxable gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                       STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any state or other jurisdiction in which it is unlawful to make this rights offering. We may delay the commencement of the rights offering in some states or other jurisdictions in order to comply with the securities law requirements of these states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by some states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

                                INDEMNIFICATION

     Section 13.1-697 of the Virginia Stock Corporation Act empowers a Virginia corporation to indemnify its officers and directors and specified other persons in particular instances.

     Our Articles of Incorporation and Bylaws provide for advancement of expenses and indemnification of our officers and directors and other persons against liabilities and expenses incurred by any of them in specified proceedings and under particular conditions to the fullest extent allowed under Virginia law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Precision Auto Care pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                LEGAL MATTERS
      Hunton & Williams has rendered to us a legal opinion as to the validity of the subscription rights and the common stock issuable upon exercise of the subscription rights covered by this prospectus.


                                    EXPERTS

     The consolidated financial statements of Precision Auto Care, Inc. at June 30, 2001, and for the year then ended, included in Precision Auto Care, Inc.'s amended Annual Report (Form 10-K/A) for the year ended June 30, 2001, have been audited by Grant Thornton LLP, independent auditors, and at June 30, 2000, and for each of the two years in the period ended June 30, 2000, by Ernst & Young LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.


                      IF YOU WOULD LIKE MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                             450 Fifth Street, NW
                             Washington, DC  20549

                            New York Regional Office
                        233 Broadway, Woolworth Building
                              New York, NY  10279

                      500 West Madison Street, Suite 1400
                             Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's website (http://www.sec.gov).

     Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write to:

                               Robert R. Falconi
                            Chief Financial Officer
                           Precision Auto Care, Inc.
                            748 Miller Drive, S.E.
                              Leesburg, VA  20175
                          Telephone:  (703) 777-9095


     We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we filed with the SEC. The SEC allows us to "incorporate by reference" those documents, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

     (1) our amended Annual Report on Form 10-K/A for the year ended June 30, 2001;

     (2) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     (3) the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-13557) filed with the SEC on November 3, 1997 pursuant to Section 12(g) of the Exchange Act;

     (4)  our definitive proxy materials filed October 24, 2001; and

     (5) any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.


     As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

     You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

     This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any jurisdiction outside the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

================================================================================

Precision Auto Care, Inc. has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities if any state where the offer or sale of these securities is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy Precision Auto Care common stock after the prospectus date.


                               TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                  1
RISKS OF INVESTING IN PRECISION AUTO CARE                           6
A WARNING ABOUT FORWARD-LOOKING STATEMENTS                         13
OUR BUSINESS                                                       14
THE RIGHTS OFFERING                                                20
IF YOU HAVE QUESTIONS                                              26
USE OF PROCEEDS                                                    26
PLAN OF DISTRIBUTION                                               27
FEDERAL INCOME TAX CONSIDERATIONS                                  27
STATE AND FOREIGN SECURITIES LAWS                                  28
INDEMNIFICATION                                                    28
LEGAL MATTERS                                                      29
EXPERTS                                                            29
IF YOU WOULD LIKE MORE INFORMATION                                 29


                            Rights to Subscribe to



                               4,032,723 Shares



                                      of



                                 Common Stock



                                  PROSPECTUS




                               __________, 2002

================================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):


SEC Registration Fee                                      $   181.48
Subscription Agent Fees and Expenses                      $ 8,000.00
Legal Fees and Expenses                                   $30,000.00
Accounting Fees and Expenses                              $12,000.00
Printing and Engraving Expenses                           $ 4,500.00
Miscellaneous Costs                                       $   318.52
                                                          ----------
Total                                                     $55,000.00

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Precision Auto Care.

Item 15. Indemnification Of Directors And Officers

     Section 13.1-697 of the Virginia Stock Corporation Act empowers a Virginia corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Articles of Incorporation and the Bylaws of Precision Auto Care provide for advancement of expenses and indemnification of officers and directors of Precision Auto Care and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Virginia law.

Item 16. Exhibits


EXHIBIT
NUMBER       DESCRIPTION

4.1          Form of Subscription Certificate.
5.1          Opinion of Hunton & Williams.
23.1         Consent of Hunton & Williams (included in Exhibit 5.1).
23.2         Consent of Ernst & Young LLP, Independent Auditors
23.3         Consent of Grant Thornton LLP
24.1         Power of Attorney (included on signature page).*
99.1         Instructions for Use of Precision Auto Care Subscription
             Certificates.
99.2         Notice of Guaranteed Delivery.
99.3         Form of Letter to Shareholders.
99.4         Form of Letter to Brokers.
99.5 Form of Subscription Agent Agreement by and between Precision Auto Care and American Stock Transfer & Trust Company.

_________________
* Filed previously as an exhibit to this registration statement on October 4, 2001.

Item 17. Undertakings

        (1) The undersigned Registrant hereby undertake to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution;

             Provided, however, paragraphs (i) and (ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act of 1934, as amended.

        (2) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat a post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) The undersigned Registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

        (5) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (6) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Precision Auto Care, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leesburg, Commonwealth of Virginia, on this 24/th/ day of January, 2002.


                                 PRECISION AUTO CARE, INC.


                                 By:  /s/ Louis M. Brown, Jr.
                                      -----------------------
                                      Louis M. Brown, Jr.
                                      Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               Signature                                    Title                                  Date
               ---------                                    -----                                  ----
/s/ Louis M. Brown, Jr.                  President, Chief Executive Officer, and             January 24, 2002
---------------------------------        Director (Principal Executive Officer)
Louis M. Brown, Jr.

/s/ Robert R. Falconi                    Senior Vice President, Chief Financial              January 24, 2002
---------------------------------        Officer, and Director (Principal Financial
Robert R. Falconi                        and Accounting Officer)

/s/ Woodley A. Allen                     Director                                            January 24, 2002
---------------------------------
Woodley A. Allen

/s/ Lynn E. Caruthers                    Director                                            January 24, 2002
---------------------------------
Lynn E. Caruthers

/s/ Bernard H. Clineburg                 Director                                            January 24, 2002
---------------------------------
Bernard H. Clineburg

/s/ Bassam N. Ibrahim                    Director                                            January 24, 2002
---------------------------------
Bassam N. Ibrahim

/s/ Arthur C. Kellar                     Director                                            January 24, 2002
---------------------------------
Arthur C. Kellar

/s/ Frederick F. Simmons                 Director                                            January 24, 2002
---------------------------------
Frederick F. Simmons

/s/ John Weigand                         Director                                            January 24, 2002
---------------------------------
John Weigand

/s/ Mauricio Zambrano                    Director                                            January 24, 2002
---------------------------------
Mauricio Zambrano

                                 EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION

4.1          Form of Subscription Certificate.
5.1          Opinion of Hunton & Williams.
23.1         Consent of Hunton & Williams (included in Exhibit 5.1).
23.2         Consent of Ernst & Young LLP, Independent Auditors
23.3         Consent of Grant Thornton LLP
24.1         Power of Attorney (included on signature page).*
99.1         Instructions for Use of Precision Auto Care Subscription
             Certificates.
99.2         Notice of Guaranteed Delivery.
99.3         Form of Letter to Shareholders.
99.4         Form of Letter to Brokers.
99.5 Form of Subscription Agent Agreement by and between Precision Auto Care and American Stock Transfer & Trust Company.

_________________
* Filed previously as an exhibit to this registration statement on October 4, 2001.